Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-163804, 333-176591, 333-126236) of Appliance Recycling Centers of America, Inc. of our report dated March 30, 2015 (except for Notes 1A, 6, 10, 13 as to which the date is May 18, 2015), relating to the consolidated financial statements of Appliance Recycling Centers of America, Inc. and Subsidiaries, which appears in this annual report on Form 10-K/A for the year ended January 3, 2015.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Minneapolis, Minnesota
May 18, 2015